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                                                                    Exhibit 5.1

                          Harter, Secrest & Emery LLP
                            1600 Bausch & Lomb Place
                           Rochester, New York 14604


                                  June 24, 2002




Montana Mills Bread Co., Inc.
2171 Monroe Avenue, Suite 205A
Rochester, New York  14618

Ladies and Gentlemen:


         We have acted as counsel to Montana Mills Bread Co., Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, (Registration No. 333-86956) (such Registration Statement, as it may be amended from time to time, is referred to herein as the "Registration Statement") with respect to the registration of: (i) 2,300,000 shares of Common Stock; (ii) 2,300,000 Redeemable Common Stock Purchase Warrants (the "Warrants"); (iii) 2,300,000 shares of Common Stock underlying the Warrants; (iv) an Underwriter's Purchase Option to purchase up to 200,000 shares of Common Stock and/or 200,000 Warrants (the "Purchase Option"); (v) 200,000 shares of Common Stock underlying the Purchase Option; (vi) 200,000 Warrants underlying the Purchase Option (the "Purchase Option Warrants"); and (vii) 200,000 shares of Common Stock underlying the Purchase Option Warrants.


         We have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion, including, but not limited to, that certain Redeemable Common Stock Purchase Warrant Agreement between the Company and Continental Stock Transfer & Trust Company.


         In our examination of all corporate records and other documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. Our opinions set forth below are limited to the General Corporation Law of the State of Delaware, applicable provisions of the Delaware Constitution including the statutory provisions thereof, reported judicial decisions interpreting such laws and the laws of the State of New York.

         Based on the foregoing, we advise you that, in our opinion, after the Securities and Exchange Commission has declared the Registration Statement to be effective and when the applicable provisions of the "Blue Sky" or other state securities laws shall have been complied with, each of the Common Stock and the Warrants, when sold, will be legally issued, fully paid and non-assessable, and that each of the Warrants and the Purchase Option, when sold, will represent valid, legal and binding obligations of the Company under New York law.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933 or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.


                                Very truly yours,


                                /s/ Harter, Secrest & Emery LLP